Form 3
U.S. SECURITES AND EXCHANGE COMMISSION
Washington, DC 20549


OMB APPROVAL
OMB Number   3235-0104
Expires  April 30, 1997
Estimated average burden hours per response       0.5

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17 (a) of the Public Utility Holding Company Act of 1935 or
Section 30 (f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     DINGETHAL          SUSAN           M.
     (Last)             (First)         (Middle)

     2070 LAS PALMAS DRIVE
     (Street)

     CARLSBAD           CA              92009
     (City)             (State)         (Zip)

2.   Date of Event Requiring Statement
     (Month/Day/Year)
     July 28, 1997

3.   IRS or Social Security Number of Reporting Person
     (Voluntary).
     ###-##-####

4.   Issuer Name and Ticker or Trading Symbol
     Pacific Research & Engineering Corporation
     PXE- AMEX

5.   Relation of reporting Person to Issues
     (Check all applicable)
     _____ Director                     _____ 10%Owner
     __X__ Officer (give title below)   _____ Other (specify below)
     ____________VICE_PRESIDENT_OF_SALES_AND MARKETING_____________

6.   If Amendment, Date of Originial
     (Month/Day/Year)


Table 1- Non-Derivative Securities Beneficially Owned

1.Title of Security       2.Amount of  3.Ownership   4.Nature of Indirect
(Instr. 4)                Securities   Form: Direct  Beneficial Ownership
                          Benefically  (D) or        (Instr. 5)
                          Owned        Indirect (I)
                          (Instr. 4)   (Instr. 5)

N/A


<F1>Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM 3 (continued)   Table II-Derivative Securities Beneficially Owned
                     (e.g., puts, calls, warrants, options, convertible
                              securities)

1.Title Derivative                   2.Date Exer-    3.Title and Amount
Security (Instr.4)                   cisable and     of Securities
                                     Expiration      Underlying
                                     Date            Derivative Security
                                     (Month/Day/     (Instr. 4)
                                     Year)

                                     Date    Expir-  Title        Amount or
									                            Exer-   ation                Number of
					                                cisable Date                 Shares

Employee Stock Option (right to buy)  *      7/25/07 Common Stock 60,000









4. Conversion or   5.Ownership Form     6.Nature of Indirect
Exercise Price     of Derivative        Beneficial Ownership
of Derivative      Security:  Direct    (Instr. 5)
Security           (D) or Indirect (I)
                   (Instr. 5)

2.88               D








<F1>Explanation of responses:
*This option becomes exercisable in 20% increments commencing on the anniversary date of the grant.


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations  ______/S/ SUSAN M. DINGETHAL_______08/08/97__
                        ** Signature of Reporting Person      Date

See 18 U.S.C. 1001 and 15 U.S.C.  78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.